Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY TO HOST

INVESTOR DAY ON MARCH 20, 2007

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA – March 15, 2007 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that it will host an Investor Day on Tuesday, March 20, 2007.  Due to limited space, attendance at the event is by invitation only.

The presentations are scheduled to begin at 9:00 a.m. Pacific Time and will continue until approximately 12:30 p.m.  A live webcast will be available on the Company’s website at thecheesecakefactory.com and can be accessed by clicking on the “Investors” link from the home page.  A replay of the webcast will be available following the live presentation through April 19, 2007.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated operates 123 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $17.50.  The Company also operates two bakery production facilities that produce over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors.  Additionally, the Company operates nine upscale, casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.  For more information about The Cheesecake Factory Incorporated, please visit thecheesecakefactory.com.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100